UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – September 29, 2016
(Date of earliest event reported)

ADVANSIX INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-37774 (Commission File Number)	81-2525089 (I.R.S. Employer Identification Number)

115 TABOR ROAD, MORRIS PLAINS, NEW JERSEY	07950
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Site Sharing and Services Agreements

On October 1, 2016, in connection with the previously announced spin-off (the “Spin-Off”) of AdvanSix Inc. (the “Company”) from Honeywell International Inc. (“Honeywell”), AdvanSix Resins & Chemicals LLC, a wholly owned subsidiary of the Company, entered into several agreements with Honeywell that set forth the actions taken or to be taken in connection with the Spin-Off and that govern the relationship of the parties following the Spin-Off, including the following:

●	a Chesterfield Site Sharing and Services Agreement;

●	a Colonial Heights Site Sharing and Services Agreement; and

●	a Pottsville Site Sharing and Services Agreement.

A description of the material terms and conditions of these agreements can be found in the section titled “Certain Relationships and Related Party Transactions” of the Company’s Information Statement filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The descriptions of the Chesterfield Site Sharing and Services Agreement, Colonial Heights Site Sharing and Services Agreement and  Pottsville Site Sharing and Services Agreement are qualified in their entirety by reference to the full text of the Chesterfield Site Sharing and Services Agreement, Colonial Heights Site Sharing and Services Agreement and  Pottsville Site Sharing and Services Agreement, which are attached as Exhibits 10.1, 10.2 and 10.3 respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Credit Agreement

In connection with the Spin-Off, on September 30, 2016 (the “Closing Date”), the Company entered into a Credit Agreement (the “Credit Agreement”), among the Company, the lenders party thereto, the swing line lenders party thereto, the L/C issuers party thereto and Bank of America, N.A., as administrative agent.  The credit facilities under the Credit Agreement consist of a senior secured term loan in an aggregate principal amount of $270 million (the “Term Loan Facility”) and a senior secured revolving credit facility in a principal amount of $155 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”).  In connection with the Spin-Off, the Company used the proceeds of the Term Loan Facility to pay a $270 million dividend to Honeywell.

The Credit Facilities have a scheduled maturity date of September 30, 2021 (the “Maturity Date”).  The Term Loan Facility is subject to quarterly principal payments of (i) 1.25% of the aggregate principal amount of all loans outstanding under the Term Loan Facility on the Closing Date, commencing with the fiscal quarter ending December 31, 2017, through and including September 30, 2018, and (ii) in the case of each fiscal quarter ending thereafter, 2.50% of the aggregate principal amount of all loans outstanding under the Term Loan Facility on the Closing Date.

The Credit Agreement permits the Company to utilize up to $25 million of the Revolving Credit Facility for the issuance of letters of credit and up to $20 million for swing line loans.  The Company has the option to incur additional term loans and/or increase the amount of the Revolving Credit Facility in an aggregate principal amount for all such incremental term loans and increases of the Revolving Credit Facility of up to the sum of (x) $150 million plus (y) an amount such that the Company’s Consolidated Senior Secured Leverage Ratio (as defined in the Credit Agreement) would not be greater than 1.75 to 1.00, in each case, to the extent that any one or more lenders, whether or not currently party to the Credit Agreement, commits to be a lender for such amount.

Borrowings under the Credit Agreement bear interest at a rate equal to either the sum of a base rate plus a margin ranging from 1.25% to 2.00% or the sum of a Eurodollar rate plus a margin ranging from 2.25% to 3.00%, with either such margin varying according to the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement).  The Company is also required to pay a commitment fee in respect of unused commitments under the Revolving Credit Facility, if any, at a rate ranging from 0.25% to 0.40% per annum depending on the Company’s Consolidated Leverage Ratio.  The initial margin under the Credit Agreement is 1.50% for base rate loans and 2.50% for Eurodollar rate loans and the initial commitment fee rate is 0.30% per annum.

Substantially all domestic tangible and intangible assets of the Company and its subsidiaries are pledged as collateral to secure the obligations under the Credit Agreement.

As of the Closing Date, the Company has borrowed $40 million under the Revolving Credit Facility.  The Company expects to use the Revolving Credit Facility to meet any ongoing cash needs in excess of internally generated or available cash flows and to issue letters of credit in the ordinary course of its business.  Future borrowings under the Revolving Credit Facility will be subject to customary borrowing conditions.

The Credit Agreement contains customary covenants limiting the ability of the Company and its subsidiaries to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase stock of the Company, enter into transactions with affiliates, make investments, make capital expenditures, merge or consolidate with others or dispose of assets.  The Credit Agreement also contains financial covenants that require the Company to maintain a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of not less than 3:00 to 1:00 and to maintain a Consolidated Leverage Ratio of (i) 3:00 to 1:00 or less for the fiscal quarter ending September 30, 2016, through and including the fiscal quarter ending March 31, 2018, (ii) 2:75 to 1:00 or less for the fiscal quarter ending June 30, 2018, through and including the fiscal quarter ending March 31, 2019, and (iii) 2:50 to 1:00 or less for the fiscal quarter ending June 30, 2019, and each fiscal quarter thereafter (subject to the Company’s option to elect a consolidated leverage ratio increase in connection with certain acquisitions).  If the Company does not comply with the covenants in the Credit Agreement, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding under the Credit Facilities.

The foregoing description of the Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Directors; Election of Directors
On September 29, 2016, in anticipation of the Spin-Off, Mr. Jeffrey N. Neuman, Ms. Alison Zoellner and Ms. Anne T. Madden each tendered his or her resignation as a member of the board of directors of the Company (the “Board”), effective concurrently with the consummation of the Spin-Off at 11:59 p.m. New York City time (the “Effective Time”) on October 1, 2016 (the “Distribution Date”). At the time of their resignations, Ms. Alison Zoellner and Ms. Anne T. Madden each served on the Audit, Compensation and Nominating and Governance Committees of the Board.

On September 29, 2016, Honeywell, the sole stockholder of the Company, elected Ms. Erin N. Kane, Mr. Paul E. Huck, Mr. Darrell K. Hughes, Ms. Sharon S. Spurlin, Mr. Todd D. Karran and Mr. Daniel F. Sansone to serve as directors of the Company along with Mr. Michael L. Marberry, effective at the Effective Time. Mr. Hughes and Mr. Karran were elected as Class I directors, whose terms expire at the 2017 annual meeting of stockholders. Mr. Huck, Mr. Sansone and Ms. Spurlin were elected as Class II directors, whose terms expire at the 2018 annual meeting of stockholders. Ms. Kane and Mr. Marberry were elected as Class III directors, whose terms expire at the 2019 annual meeting of stockholders.

Mr. Marberry will serve as Chairman of the Board. Mr. Huck, Mr. Karran and Mr. Sansone will serve as members of the Audit Committee of the Board. Mr. Huck will serve as Chairperson of the Audit Committee of the Board.  Mr. Karran, Mr. Sansone and Ms. Spurlin will serve as members of the Compensation Committee of the Board. Mr. Sansone will serve as Chairperson of the Compensation Committee of the Board. Ms. Spurlin, Mr. Huck and Mr. Hughes will serve as members of the Nominating and Governance Committee of the Board. Ms. Spurlin will serve as Chairperson of the Nominating and Governance Committee of the Board.

Also, on September 8, 2016, the Board appointed Mr. Christopher Gramm to serve as vice president, controller of the Company.

Prior to joining the Company, Mr. Gramm was vice president and controller of the aerospace and corporate government compliance divisions at Honeywell International Inc.  From August 2014 to November 2015, Mr. Gramm served as vice president of finance for the integrated supply chain of the aerospace division at Honeywell International Inc.  Prior to this, beginning in March 2011, he was vice president and controller of the aerospace division at Honeywell International Inc.  Over the course of the period from 1997 to March 2011, Mr. Gramm held several positions at Honeywell International Inc., including controller and chief financial officer of various divisions focused on areas including specialty materials and resins and chemicals. He joined Honeywell International Inc. in 1997 as a senior staff accountant. Before joining Honeywell International Inc., Mr. Gramm was a manager at Corning Life Sciences.

Mr. Gramm entered into a letter agreement with the Company (the “Offer Letter”), under the terms of which he is entitled to a cash salary of $270,000 to be adjusted by the Board from time to time, a grant of Company restricted stock units, other incentive and equity compensation and other executive benefits.  The Offer Letter is attached as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Adoption of the 2016 Stock Incentive Plan

On September 29, 2016, in connection with the Spin-Off, the Board adopted, and Honeywell, as our sole stockholder, approved, the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates (the “Equity Plan”).  The following summary describes the material terms of the Equity Plan and is qualified in its entirety by reference to the full text of the Equity Plan, attached hereto as Exhibit 10.6, which is incorporated herein by reference.

Purpose of the Equity Plan

The purpose of the Equity Plan is to aid the Company in recruiting and retaining highly qualified non-employee directors, employees and consultants who are capable of assuring the future success of the Company and to provide incentives to the Company’s non-employee directors, employees and consultants to exert their best efforts for the success of the Company’s business and thereby align their interests with those of the Company’s stockholders.

Shares Available for Awards

The maximum aggregate number of shares of Company common stock (“Shares”) that may be issued under all stock-based awards granted under the Equity Plan is 3,350,000, all of which are available for grant in the form of incentive stock options. Of those Shares, only 1,750,000 may be subject, on a one-for-one basis, to awards granted under the Equity Plan that are not stock options or stock appreciation rights (“full-value awards”). After the number of Shares subject to full-value awards exceed such limit, each Share subject to future full-value awards (other than awards granted to non-employee directors) would reduce the number of Shares available for grant under the Equity Plan by four Shares. In addition, the Equity Plan  contains certain additional limitations on the number and type of awards that may be granted, including:

●
no non-employee director may be granted awards in the aggregate relating to more than 20,000 Shares or awards in cash or other property with a fair market value greater than $400,000 in any fiscal year

●
 no participant may be granted awards (“Section 162(m) Awards”) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), relating to more than 835,000 Shares or cash and other property with a fair market value greater than $5,000,000; and

●	a limit of 165,000 Shares relating to awards (other than performance awards and awards to nonemployee directors) available for grant that vest in full in fewer than three years.

In the event of a change in corporate structure of the Company affecting the Shares or the value thereof (e.g., a stock dividend, stock split, spin-off, merger, reorganization, etc.), the Compensation Committee of the Board (the “Compensation Committee”) is required to make appropriate equitable adjustments to the Share limits described above, the number and type of shares subject to outstanding awards, and the purchase or exercise price of outstanding awards. In the case of certain other corporate transactions or events that occur, the Compensation Committee may make equitable adjustments to outstanding awards in order to prevent dilution or enlargement of the benefits intended to be provided under the Equity Plan.

Shares that are subject to awards that are paid in cash, terminate, lapse or are canceled or forfeited are available again for grant under the Equity Plan and will not be counted for purposes of the limits above, other than the annual limits. However, the Company may not add back Shares to the number of Shares authorized under the Equity Plan or to any of the other limits above if the Company reacquires Shares as a result of a tender or withholding of Shares in payment of the purchase or exercise price or the tax withholding amount relating to an award. In addition, if stock appreciation rights are settled in Shares upon exercise, the total number of Shares actually used to determine the settlement value rather than the number of Shares subject to the award is counted against the number of Shares authorized under the Equity Plan.

Eligibility

Non-employee directors, employees and consultants of the Company or its affiliates are eligible to receive awards under the Equity Plan.

Administration

The Compensation Committee has the authority to administer the Equity Plan, including the authority to interpret the Equity Plan, establish rules for the administration of the Equity Plan, select the persons who receive awards, determine the number of Shares subject to the awards, and establish the terms and conditions of the awards, consistent with the terms of the Equity Plan. Among other things, and subject to the provisions of the Equity Plan, the Compensation Committee may also waive or amend the terms of an award, specify the circumstances under which the exercisability or vesting of awards may be accelerated or whether awards or amounts payable under awards may be deferred. However, the Compensation Committee may not reprice a stock option or stock appreciation right, whether through amendment, cancelation and replacement, or exchange for cash or any other awards. The Compensation Committee may delegate its powers and duties under the Equity Plan to one or more subcommittees of the Compensation Committee or to the CEO or any other individual as the Compensation Committee deems to be advisable, except that only the Compensation Committee or the Board would have authority to grant and administer awards to non-employee directors, executive officers and delegates of the Compensation Committee.

The Board may also exercise the powers of the Compensation Committee with respect to the Equity Plan and awards granted thereunder at any time.

Section 162(m)

The Equity Plan is designed to permit certain awards granted under the Equity Plan to qualify for exemptions from the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. Section 162(m) of the Code does not currently restrict the Company’s ability to take any federal income tax deductions for compensation paid to its executives.  The Company expects that it will be eligible for exemptions from the limitations of Section 162(m) of the Code for certain grants made under the Equity Plan until the date of the annual meeting of the Company’s stockholders that occurs more than 12 months following the Spin-Off. Following the Spin-Off, the Compensation Committee will consider Section 162(m) of the Code when designing and implementing its compensation programs, but will maintain flexibility to authorize payments that might not be deductible.

Types and Terms of Awards

The Equity Plan permits the granting of:

●	stock options (including both incentive and non-qualified stock options),

●	stock appreciation rights,

●	restricted stock and restricted stock units,

●	dividend equivalents,

●	performance awards, which may be payable in cash or in Shares and may be “performance-based compensation” within the meaning of Section 162(m) of the Code, and

●	other stock-based awards.

Under the terms of the Equity Plan, the exercise price per Share under any stock option or the base price of any stock appreciation right may not be less than 100% of the fair market value of a Share on the date of grant, as determined in accordance with the terms of the Equity Plan.

Unless otherwise provided by the Compensation Committee in an award agreement, under the Equity Plan, the fair market value of Shares on a given date is generally the average (mean) of the highest and lowest sales prices of a Share, as reported on the New York Stock Exchange on such date.  Awards may be granted to participants for no cash consideration or for cash or other consideration as required by the Compensation Committee or applicable law. Awards may generally provide that upon the grant or exercise thereof the holder would receive Shares, cash, other securities or property, or any combination thereof, as the Compensation Committee determines.

The Compensation Committee may provide in an award agreement that awards granted under the Equity Plan will be forfeited if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement, otherwise engages in activity that is in conflict with or adverse to the Company or any affiliate or otherwise violates any clawback or recoupment policies or other applicable policies that are implemented by the Company from time to time. In addition, the Compensation Committee may provide in an award agreement that a participant will forfeit any gain realized on the vesting or exercise of an award if a participant engages in the foregoing acts, or a participant is required to repay to the Company the gain realized under a previously paid award subject to performance requirements if a financial restatement reduces the amount that would have been earned under such award.

Stock Options. Under the terms of the Equity Plan, the holder of a stock option is entitled to purchase a number of Shares at a specified exercise price during a specified time period, not to exceed ten years, all as determined by the Compensation Committee. The exercise price may be payable either in cash or, at the discretion of the Compensation Committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of Shares, by tendering Shares previously acquired, by withholding Shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price or through a combination of the foregoing.

Stock Appreciation Rights. Under the terms of the Equity Plan, the holder of a stock appreciation right is entitled to receive the excess of the fair market value of one Share on the date of exercise over the base price of the stock appreciation right. Stock appreciation rights would vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee, and the term of any stock appreciate right cannot exceed ten years.

Restricted Stock and Restricted Stock Units. Under the terms of the Equity Plan, the holder of restricted stock would own Shares subject to restrictions imposed for a time period, as specified by the Compensation Committee. The holder of restricted stock units would have the right, subject to any restrictions imposed by the Compensation Committee, to receive at some future date determined by the Compensation Committee, Shares, a cash payment equal to the fair market value of those Shares or any combination of the foregoing.

Dividends and Dividend Equivalents. Under the terms of the Equity Plan, at the discretion of the Compensation Committee and as described in the award agreement, dividends issued on restricted stock may be paid immediately or withheld and deferred in the participant’s account. In the event of a payment of dividends on Shares, the Compensation Committee may credit restricted stock units with dividend equivalents. Except as otherwise described in an award agreement or determined by the Compensation Committee, dividend equivalents may be withheld and deferred in the participant’s account subject to a vesting schedule, or used to credit additional restricted stock units that vest on the same schedule as the underlying restricted stock units. No dividend equivalents may be credited on stock options or stock appreciation rights.

Performance Awards and Performance Measures. Under the terms of the Equity Plan, the Compensation Committee may grant awards payable in Shares or cash that are conditioned on the achievement of performance goals established by the Compensation Committee. To the extent such awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, they will be conditioned on the holder’s continued service and achievement of one or more objective performance goals set forth in the Equity Plan and established by the Compensation Committee, and the Compensation Committee will determine the length of the performance period, the amounts subject to the awards and any other terms and conditions of the awards, in each case, no later than 90 days after the beginning of the performance period. The objective performance goals permitted under the Equity Plan are: (a) sales (or any component of sales); (b) operating income; (c) net income; (d) earnings per Share (or proforma EPS); (e) return on equity; (f) cash flow (including operating cash flow, free cash flow, cash flow yield and/or cash flow conversion); (g) cash flow per Share; (h) return on invested capital; (i) return on investments (or ROI expansion); (j) return on assets; (k) economic value added (or an equivalent metric, as determined by the Compensation Committee); (l) Share price; (m) total shareholder return; (n) cost and expense reduction; (o) working capital (or working capital turns or days); (p) revenues (including specified types or categories thereof); (q) product volume; (r) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (s) objective measures of productivity or operating efficiency; (t) implementation or completion of critical projects; and (u) safety and accident rates, in each case, determined in accordance with GAAP (to the extent applicable).

Each performance goal may measure the level of performance of the Company and/or a business unit, segment, division or subsidiary of the Company or an affiliate. Performance awards could be granted subject to one or more of the foregoing measures, separately or in relation to each other, or relative to a selected comparator group. Performance goals may be defined and measured before or after taking into consideration taxes, interest, depreciation, amortization, pension-related expense or income, and/or any pension mark to market adjustment, the determination of which shall be at the discretion of the Compensation Committee.

In determining attainment of performance goals, unless otherwise determined by the Compensation Committee, the negative impact of the following will be excluded: unusual or infrequently occurring items and the cumulative effect of changes in accounting treatment, changes in foreign currency exchange rates, the impact of acquisitions or divestitures, discontinued operations and charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management, as applicable.

Under the terms of the Equity Plan, the Compensation Committee  (or a delegate thereof, with respect to awards that are not Section 162(m) Awards) is required to certify that the applicable performance measures have been met prior to payment of any performance awards.

Other Stock-Based Awards. Under the  terms of the Equity Plan, the Compensation Committee is authorized to grant other types of awards that are denominated or payable in or otherwise related to Shares, subject to terms and conditions determined by the Compensation Committee.

Change in Control.  One or more awards may be subject to the terms and conditions set forth in a written or electronic agreement between the Company and a participant providing for different terms or provisions with respect to such awards upon a “Change in Control” (as defined below). Unless otherwise provided in the applicable award agreement, in the event of a Change in Control, if the successor company assumes or substitutes for an outstanding award, then such award will be continued in accordance with its applicable terms and vesting will not be accelerated unless the applicable participant experiences an involuntary termination without “cause”  or a voluntary termination for “good reason” (each, as defined in the Equity Plan) within the two-year period following the Change in Control. If an award is not assumed or substituted for, generally it will vest and become free of all restrictions and limitations as of immediately prior to the date of the Change in Control, and if the award is a performance award then all performance criteria will be deemed achieved at the greater of (i) target performance and (ii) actual performance as determined by the Compensation Committee as of the date of the Change in Control.

For the purposes of the Equity Plan, a “Change in Control” means the occurrence of any of the following events:

●
during any consecutive 24-month period, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the members of the incumbent Board;

●
consummation of certain mergers, consolidations or statutory share exchanges or similar forms of corporate transaction of the Company (or any of its subsidiaries, if voting securities are issuable) or a sale or other disposition of all or substantially all of its assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

●	stockholder approval of a complete liquidation or dissolution of the Company; or

●
the acquisition by any individual, entity or group (other than the Company or any subsidiary or affiliate and certain individuals or groups as provided in the Equity Plan) of beneficial ownership of more than 30% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Termination and Amendment

The Equity Plan will terminate on the tenth anniversary of the effective date of the Equity Plan, unless terminated before then by the Board. Awards are not able to be granted after the termination of the Equity Plan, but the Equity Plan will remain in effect as long as awards are outstanding under it. Our Board generally is able to amend or terminate the Equity Plan at any time, except that prior stockholder approval is required for any amendment to the Equity Plan that would:

●	require stockholder approval under the rules or regulations of the New York Stock Exchange;

●	increase the number of Shares authorized under the Equity Plan (except in the case of certain corporate transactions, as described above);

●	increase the number of Shares subject to the award limitations described above under “Shares Available for Awards” (except in the case of certain corporate transactions, as described above);

●	permit repricing of outstanding stock options or stock appreciation rights (except in the case of certain corporate transactions, as described above); or

●	permit the award of stock options or stock appreciation rights with an exercise price less than 100% of the fair market value of a Share.

Subject to the provisions of the Equity Plan, the Compensation Committee may not amend any outstanding award without the participant’s consent if the action would adversely affect such participant’s rights, unless required by law.  In addition, the Equity Plan may not be amended in any manner adverse to any participant (unless required to comply with applicable law) during a “Potential Change in Control Period” (as defined in the Equity Plan) or for two years following a Change in Control.

Equity Grants

On September 29, 2016, the Board approved the grant of restricted stock units under the Equity Plan on October 3, 2016 to executive officers and non-employee directors of the Company.   The restricted stock units are subject to service-based vesting conditions and are scheduled to cliff-vest on the third anniversary of the grant date (October 3, 2019). The restricted stock units are subject to the terms and conditions of the Plan as well as an award agreement entered into by each executive officer or non-employee director and the Company substantially in the form of Exhibit 10.7 to this Current Report on Form 8-K (each, an “Officer Award Agreement”) or Exhibit 10.8 to this Current Report on Form 8-K (each, a “Director Award Agreement”).

The terms of the Officer Award Agreements with respect to a Change in Control are consistent with the terms described above.  The terms of the Director Award Agreements provide that, in the event of a Change of Control (as defined in the Equity Plan), the restricted stock units will automatically vest in full and the service-based conditions will lapse as of the date of the Change in Control.

The Company’s executive officers received the following grants of restricted stock units:  Erin Kane, 407,288; Michael Preston, 139,001;  John M. Quitmeyer,  145,461;  Jonathan Bellamy, 56,369; and Christopher Gramm, 35,040.  Each non-employee director received a grant of 6,094 restricted stock units.   In each case, the number of restricted stock units granted was determined by dividing the applicable grant value by the closing price of a Share on the grant date.

The foregoing description of the terms of the Officer Award Agreements and the Director Award Agreements is qualified in its entirety by reference to the full text of the Officer Award Agreement and the Director Award Agreement, attached as Exhibit 10.7 and Exhibit 10.8, respectively,  to this Current Report on Form 8-K and incorporated herein by reference .

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, the Amended and Restated Certificate of Incorporation (the “Restated Certificate”) of the Company and the Amended and Restated By-laws of the Company (the “Restated By-laws”) became effective. The Restated Certificate was approved by the Board and Honeywell, in its capacity as sole stockholder of the Company, and the Restated By-laws were approved by the Board, in each case on September 29, 2016.

A summary of the material provisions of the Restated Certificate and Restated By-laws can be found in the section titled “Description of Our Capital Stock” of the Information Statement filed as Exhibit 99.1 to Amendment No. 5 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on September 7, 2016, which is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Certificate and Restated By-laws, attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On October 1, 2016, the Spin-Off was completed. A copy of the press release announcing the completion of the Spin-Off is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit 3.1	Amended and Restated Certificate of Incorporation of AdvanSix Inc.

Exhibit 3.2	Amended and Restated By-laws of AdvanSix Inc.

Exhibit 10.1	Chesterfield Site Sharing and Services Agreement, dated as of October 1, 2016, between Honeywell International Inc. and AdvanSix Resins & Chemicals LLC.

Exhibit 10.2	Colonial Heights Site Sharing and Services Agreement, dated as of October 1, 2016, between Honeywell International Inc. and AdvanSix Resins & Chemicals LLC.

Exhibit 10.3	Pottsville Site Sharing and Services Agreement, dated as of October 1, 2016, between Honeywell International Inc. and AdvanSix Resins & Chemicals LLC.

Exhibit 10.4
Credit Agreement, dated as of September 30, 2016, among AdvanSix Inc., each lender from time to time party thereto, each swing line lender party thereto, each L/C issuer party thereto and Bank of America, N.A. as the administrative agent.*

Exhibit 10.5	Offer Letter between AdvanSix Inc. and Christopher Gramm, dated as of August 19, 2016.

Exhibit 10.6	2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates.

Exhibit 10.7	Form of Restricted Stock Unit Agreement for Executive Officers under the AdvanSix Inc. 2016 Stock Incentive Plan.

Exhibit 10.8	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the AdvanSix Inc. 2016 Stock Incentive Plan.

Exhibit 99.1
Information Statement of AdvanSix Inc. (incorporated herein by reference to Exhibit 99.1 to Amendment No. 5 to  the Registration Statement of AdvanSix Inc. on Form 10 dated and filed with the Securities and Exchange Commission on September 7, 2016 and effective as of September 8, 2016).

Exhibit 99.2	Press Release, issued October 3, 2016.

*	AdvanSix Inc. hereby undertakes to furnish supplementally a copy of any omitted schedule, appendix or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2016	AdvanSix Inc.

	By:	/s/ John M. Quitmeyer
John M. Quitmeyer
Senior Vice President, General Counsel and Corporate Secretary